Exhibit 10.46

AMENDED AND RESTATED SEVERANCE AND
CHANGE OF CONTROL AGREEMENT

This Amended and Restated Severance and Change of Control Agreement (“Agreement”) is effective as of March 28, 2006, between Wireless Facilities, Inc. (“WFI”) and James Edwards (“Edwards”), as approved by WFI’s Board Compensation Committee.

A.                                   Edwards is presently employed as Senior Vice President, General Counsel pursuant to an offer letter dated March 29, 2004 (the “Offer Letter”).

B.                                     On March 28, 2005, WFI and Edwards entered into a Change of Control Agreement (the “Original Agreement”), which memorialized in writing their understanding regarding the vesting of stock options and stock appreciation rights granted to Edwards under WFI’s equity incentive plans in the event of a Change of Control.

C.                                     As consideration for Edwards’ agreement to undertake and continue his duties and responsibilities in his role as Senior Vice President, General Counsel in light of the changed circumstances at the Company since the date of the Original Agreement, WFI and Edwards desire to enter into this Agreement to (i) amend and restate paragraph 2 of the Original Agreement to provide for the payment of severance compensation to Edwards upon a termination without Cause, (ii) revise the definition of Cause in paragraph 3(c) of the Original Agreement, and (iii) add a new paragraph 6 to address compliance with Section 409A of the Internal Revenue Code of 1986 (the “Code”).

Therefore, in consideration of the promises and the mutual covenants contained below, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.                                       Vesting Upon Change of Control. Upon the closing of a transaction that constitutes a Change of Control (as defined in paragraph 3(a) below), the vesting of 50% of all stock options and stock appreciation rights granted to Edwards under WFI’s equity incentive plans that as of the date of such Change of Control remain unvested shall accelerate, to the extent permissible by law, notwithstanding and in addition to any existing vesting provisions set forth in such stock option, stock appreciation right and/or WFI equity incentive plan. On the one year anniversary of such Change of Control or upon a Triggering Event (as defined in paragraph 3(b) below), whichever occurs sooner, the remaining unvested portion of any stock options and stock appreciation rights shall immediately vest.

2.                                       Severance Payments. If Edwards is (a) terminated without Cause (as defined in paragraph 3(c) below) or (b) voluntarily resigns from WFI as a result of a Triggering Event (as defined in paragraph 3(b) below) after a Change of Control (as defined in paragraph 3(a) below), then Edwards will be entitled to receive in satisfaction of all obligations (other than as provided in paragraph 1 above) that WFI may have to Edwards: (i) in the case of 2(a) hereof, severance compensation equal to one year of his base salary then in effect; or in the case of 2 (b) hereof, severance compensation equal to two years of his base salary plus his maximum potential bonus amount for two years; in either case, less applicable taxes and withholding; and, if needed by Edwards, (ii) his then-current health insurance coverage, at the then current employee cost, during the twelve (12) month period following a termination in the case of 2 (a); or during the twenty-four (24) month period following a resignation in the case of 2(b). In addition, in the event that Edwards is terminated without Cause, the vesting of 100% of all stock options and stock appreciation rights granted to Edwards under WFI’s equity incentive plans that as of the date of such termination remain unvested shall accelerate, to the extent permissible by law, notwithstanding and in addition to any existing vesting provisions set forth in such stock option, stock appreciation right and/or WFI equity incentive plan. The foregoing severance compensation, health insurance coverage and acceleration of vesting will be conditioned upon Edwards’ execution of a separation agreement with a release of claims reasonably satisfactory to WFI and such severance compensation shall be paid in a single lump sum payment promptly after Edwards’ execution of such separation agreement.

3.                                       Definition of Change of Control and Triggering Event.

(a)                                  A Change of Control means: (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of transactions, of more than 50% of the outstanding voting securities of WFI; (ii) a merger or consolidation of WFI with or into another entity after which the stockholders of WFI immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) any action or event that results in the Board of Directors consisting of fewer than a majority of Incumbent Directors (“Incumbent Directors” shall mean directors who either (A) are directors of WFI as of the date hereof, or (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination); or (iv) a sale of all or substantially all of the assets of WFI.

(b)                                 A Triggering Event means (i) Edwards’ termination from employment; (ii) a material change in the nature of Edwards’ role or job responsibilities so that Edwards’ job duties and responsibilities after the Change of Control, when considered in their totality as a whole, are substantially different in nature from the job duties Edwards performed immediately prior to the Change of Control; or (iii) the relocation of Edwards’ principal place of work to a location of more that thirty (30) miles from the location Edwards was assigned to immediately prior to the Change of Control.

(c)                                  “Cause” means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Edwards with respect to Edwards’ obligations or otherwise relating to the business of WFI; (ii) Edwards’ material breach of this Agreement or WFI’s standard form of confidentiality agreement; (iii) Edwards’ conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (iv) Edwards’ failure to perform his duties and responsibilities as Senior Vice President, General Counsel to the reasonable satisfaction of the Board after being provided with notice thereof and thirty (30) days opportunity to remedy such failure; and (v) Edwards’ willful neglect of duties or poor performance. Notwithstanding the foregoing, a termination under subsection (v) shall not constitute a termination for “Cause” unless WFI has first given Edwards written notice of the offending conduct (such notice shall include a description of remedial actions that WFI reasonably deems appropriate to cure such offending conduct) and a thirty (30) day opportunity to cure such offending conduct. In the event WFI terminates Edwards’ employment under subsection (v), WFI agrees to participate in binding arbitration, if requested by Edwards, to determine whether the cause for termination was willful neglect of duties or poor performance as opposed to some other reason that does not constitute Cause under this Agreement.

4.                                       General Provisions. Except as set forth in this Agreement, the terms of the Offer Letter remain unchanged. Nothing in this Agreement is intended to change the at-will nature of Edwards’ employment with WFI. This Agreement and the Offer Letter, including the Additional Terms and Conditions attached thereto and the Proprietary Information and Innovations Agreement signed by Edwards, constitute the entire agreement between Edwards and WFI with respect to Edwards’ employment with WFI, and supersedes and replaces the Original Agreement in its entirety. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties.

5.                                       Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code (or any regulations or rulings thereunder), and shall be construed and interpreted in accordance with such intent. Notwithstanding anything to the contrary in this Agreement, WFI, in the exercise of its sole discretion and without the consent of Edwards, (a) may amend or modify this Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance and (b) shall have the authority to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) as amplified by any Internal Revenue Service or U.S. Treasury Department guidance as WFI deems appropriate or advisable. In such event, any amounts or benefits under this Agreement to which Edwards would otherwise be entitled during the six (6) month period following Edwards’ termination of employment will be paid on the first business day following the expiration of such six (6) month period. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).

James R. Edwards

Dated: March 28, 2006	/s/ James R. Edwards

Wireless Facilities, Inc.

Dated: March 28, 2006	By:	/s/ Eric DeMarco
Eric DeMarco, Chief Executive Officer